UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2017

CITRIX SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27084	75-2275152
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (954) 267-3000

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 31, 2017, Citrix Systems, Inc. (“Citrix”) completed the spin-off of its GoTo family of service offerings (the “Spin-off”) and subsequent merger of that business with LogMeIn, Inc. (“LogMeIn”) pursuant to the terms of (1) an Agreement and Plan of Merger, dated as of July 26, 2016 (the “Merger Agreement”), by and among Citrix, GetGo, Inc., a wholly-owned subsidiary of Citrix (“GetGo”), LogMeIn, and a wholly-owned subsidiary of LogMeIn (“Merger Sub”), and (2) a Separation and Distribution Agreement, dated as of July 26, 2016, by and among Citrix, LogMeIn and GetGo. Under the Spin-off, Citrix distributed approximately 26.9 million shares of GetGo common stock to Citrix stockholders of record as of the close of business on January 20, 2017. Citrix delivered the shares of GetGo common stock to its transfer agent, who held such shares for the benefit of Citrix stockholders. Immediately thereafter, Merger Sub was merged with and into GetGo, with GetGo continuing as a wholly owned subsidiary of LogMeIn (the “Merger”). As a result of the Merger, each share of GetGo common stock was converted into the right to receive one share of LogMeIn common stock. As a result of these transactions, Citrix stockholders will receive approximately 26.9 million shares of LogMeIn common stock in the aggregate, or 0.171844291 of a share of LogMeIn common stock for each share of Citrix common stock held of record by Citrix stockholders as of the close of business on January 20, 2017. No fractional shares of LogMeIn will be issued, and Citrix stockholders will instead receive cash in lieu of any fractional shares. The distribution of the shares of GetGo common stock to Citrix stockholders also resulted in an adjustment to the conversion rate for Citrix’s 0.500% Convertible Notes due 2019 (the “Convertible Notes”) under the terms of the related indenture. As a result of this adjustment, the conversion rate for the Convertible Notes in effect as of the opening of business on February 1, 2017 is 13.9061 shares of Citrix common stock per $1,000 principal amount of Convertible Notes.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2017, Citrix announced the departure of Christopher S. Hylen, Senior Vice President and General Manager, Mobility Apps, in connection with the closing of the transaction with LogMeIn. The effective date for Mr. Hylen’s departure is February 15, 2017.

Item 7.01 Regulation FD Disclosure.

The ex-dividend date related to the Spin-off as established by Nasdaq was February 1, 2017. Citrix expects to provide supplemental information on or before February 28, 2017, in the “Investor Relations” portion of its website, www.citrix.com, on IRS Form 8397 regarding how Citrix stockholders can allocate their tax basis between shares of Citrix common stock which they owned prior to the distribution, and shares of LogMeIn common stock received in the distribution. Citrix stockholders are encouraged to consult their financial advisors and tax advisors regarding the distribution and the applicability and effect of any U.S. federal, state and foreign tax laws.

Item 9.01 Financial Statements and Exhibits.

(b) Citrix Systems, Inc. Unaudited Pro Forma Condensed Consolidated Financial Information

Citrix is providing its unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2016, and for the fiscal years ended December 31, 2015, 2014, and 2013, and its unaudited pro forma condensed consolidated balance sheet as of September 30, 2016 as Exhibit 99.1 to this Current Report.

(d) Exhibits

Exhibit Number	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of Citrix Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on this 6th day of February 2017.

CITRIX SYSTEMS, INC.

By:	/s/ DAVID J. HENSHALL
David J. Henshall
Executive Vice President, Chief Operating Officer and Chief Financial Officer
(Authorized Officer
and Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of Citrix Systems, Inc.